77.0-2

                                  UNDERWRITING

     The underwriters named below, for whom Smith Barney Inc., William Blair & Company and PaineWebber Incorporated are acting as Representatives, have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase, and the Company and the Selling Stockholders have agreed to sell, the aggregate number of shares of Common Stock indicated below opposite their names.

        Underwriter                             Number of Shares
        -----------                             ----------------
        Smith Barney                                778,000
        William Blair & Company                     777,000
        PaineWebber Incorporated                    777,000
        Alex Brown & Sons Incorporated               62,000
        The Chicago Corporation                      42,000
        Crowell, Weedon & Co.                        42,000
        Dominick & Dominick Incorporated             42,000
        Donaldson, Lufkin & Jenrette
          Securities Corporation                     62,000
        A.G.Edwards & Sons, Inc.                     62,000
        EVEREN Securities, Inc.                      42,000
        J.J.B. Hilliard, W.L. Lyons, Inc.            42,000
        McDonald & Company Securities Inc.           42,000
        Oppenheimer & Co., Inc.                      62,000
        Piper Jaffray Inc.                           42,000
        The Robinson-Humphrey Company, Inc.          42,000
        Van Kasper & Company                         42,000
                                                  ---------
        Total                                     3,000.000
                                                  =========

     The nature of the Underwriters' obligations under the Underwriting Agreement is such that all shares covered by the over-allotment option granted to the Underwriters must be purchased if any are purchased.

     The Underwriters have advised the Company and the Selling Stockholders that the several Underwriters propose to offer the Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and to selected dealers at such price less a concession of not more than $0.52 per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain other dealers. The public offering price and concessions and reallowances to dealers may in the future be changed by the Representatives.

     The Company and the Selling Stockholders have granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 271,475 and 178,525 shares of Common Stock, respectively, to cover over-allotments, at the same price per share to be paid by the Underwriters for the other shares offered hereby. All of the shares of Common Stock offered by the Company pursuant to such over-allotment option must be purchased before any shares are purchased from the Selling Stockholders thereunder. If the Underwriters purchase any such additional shares pursuant to this option, each of the Underwriters will be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The Underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with this offering.

     The Company, the Selling Stockholders and the Company's directors and executive officers have agreed, subject to certain exceptions, that they will not, directly or indirectly, offer, sell contract to sell otherwise dispose of or transfer any Common Stock of the Company, or any security convertible into, or exercisable or exchangeable for, such Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of Smith Barney Inc., which may be granted or withheld in its sole discretion, except for the Common Stock offered hereby and, with respect to the Company, except for the grant of stock options under the 1994 Plan and the Outside Director Plan, the issuance of shares upon the conversion or exercise of options under granted under such plans and the exercise of warrants which are currently outstanding or which the Company is obligated to issue.

     The rules of the Commission generally prohibit the Underwriters from making a market in the Common Stock during the two business day period prior to commencement of sales in this offering (the "Cooling Off Period"). The Commission has, however, adopted Rule 10b-6A ("Rule 10b-6A") which provides an exemption from such prohibition for certain passive market making transactions. Such passive market making transactions must comply with applicable price and volume limits and must be identified as